Exhibit 10.33

SYMANTEC CORPORATION

EXECUTIVE RETENTION PLAN

(as amended and restated on April 30, 2012)

This Executive Retention Plan (the “Plan”), as amended and restated, applies to two groups of beneficiaries (i) the Chief Executive Officer (“CEO”), President, and other executive officers of Symantec Corporation (the “Company”) who are designated as Section 16(b) officers or are otherwise designated as “Group 1” beneficiaries by the Company’s Compensation Committee; and (ii) without duplication of those designated as “Group 1” beneficiaries under clause (i) above, all employees of the Company who are at the Executive Vice President, Senior Vice President or Vice President level, plus any other employees who are designated as “Group 2” beneficiaries by the Company’s Compensation Committee, based on recommendations made by the CEO (the Group 1 and Group 2 beneficiaries are collectively defined as the “Designated Beneficiaries”).

1.     Acceleration of Equity Compensation Awards.

If the employment of a Group 1 beneficiary is terminated other than for Cause, or if the Group 1 beneficiary resigns following a Constructive Termination, in either case within 12 months after a Change in Control, all Equity Compensation Awards granted by the Company to such Group 1 beneficiary shall become fully vested and, if applicable, exercisable. Acceleration of vesting will not occur if there is no Change in Control within 12 months prior to such termination or Constructive Termination.

If the employment of a Group 2 beneficiary is terminated other than for Cause within 12 months after a Change in Control, all Equity Compensation Awards granted by the Company to such Group 2 beneficiary shall become fully vested and, if applicable, exercisable. Acceleration of vesting will not occur if there is no Change in Control within 12 months prior to such termination.

Notwithstanding the foregoing, the acceleration of vesting (and, if applicable, the exercisability of Equity Compensation Awards granted by the Company to such Designated Executive) described hereunder shall only occur in the event that such acceleration would not result in the Designated Beneficiary becoming subject to interest or additional taxes under Section 409A (a)(1)(B) of the Code (as defined in Section 3).

2.     Payment of Cash Severance to Certain Designated Beneficiaries.

If the employment of a Group 1 beneficiary is terminated other than for Cause, or if the Group 1 beneficiary resigns following a Constructive Termination, in either case within 12 months after a Change in Control, such beneficiary shall be entitled to receive a cash payment equal to one (1) times the sum of such beneficiary’s base salary plus the beneficiary’s target payout under the applicable Annual Incentive Plan then in effect for such beneficiary. The foregoing payment will not be made if there is no Change in Control within 12 months prior to such termination or Constructive Termination.

If the employment of a Group 2 beneficiary is terminated other than for Cause within 12 months after a Change in Control, such beneficiary shall be entitled to receive a cash payment equal to one (1) times the sum of such beneficiary’s base salary plus the beneficiary’s target payout under the applicable Annual Incentive Plan then in effect for such beneficiary; provided that such benefit shall not be provided to any Group 2 beneficiary who is not at the Senior Vice President level or above. The foregoing payment will not be made if there is no Change in Control within 12 months prior to such termination.

Any payments of severance pursuant to this Section 2 will be made in a single, lump-sum payment minus taxes, any amounts owed to the Company, and any legally required deductions. Severance will be paid as soon as administratively feasible after the termination giving rise to the right to such payment.

3.     Definitions.

Unless defined elsewhere herein, for purposes of the Plan, the following shall have the meaning as set forth below:

“Cause” means (i) gross negligence or willful misconduct in the performance of duties to the Company (other than as a result of a disability) that has resulted or is likely to result in substantial and material damage to the Company, after a demand for substantial performance is delivered by the Company which specifically identifies the manner in which it believes the Designated Beneficiary has not substantially performed his/her duties and provides the Designated Beneficiary with a reasonable opportunity to cure any alleged gross negligence or willful misconduct; (ii) commission of any act of fraud with respect to the Company or its affiliates; or (iii) conviction of a felony or a crime involving moral turpitude causing material harm to the business and affairs of the Company. No act or failure to act by the Designated Beneficiary shall be considered “willful” if done or omitted by the Designated Beneficiary in good faith with reasonable belief that such action or omission was in the best interest of the Company.

“Change in Control” means (i) any person or entity becoming the beneficial owner, directly or indirectly, of securities of the Company representing forty (40%) percent of the total voting power of all its then outstanding voting securities, (ii) a merger or consolidation of the Company in which its voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation, (iii) a sale of substantially all of the assets of the Company or a liquidation or dissolution of the Company, or (iv) individuals who, as of the date of adoption of this Plan, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to the date of adoption of this Plan, whose election, or nomination for election by the Company stockholders, was approved by the vote of at least a majority of the directors then in office shall be deemed a member of the Incumbent Board.

“Constructive Termination” means the occurrence of any of the following conditions without a Group 1 beneficiary’s written consent, which condition remains in effect for ten (10) days after written notice to the Company from such Group 1 beneficiary of such condition:

(a)	a decrease in the Group 1 beneficiary’s base salary or target bonus, or a substantial reduction of other compensation and benefits, from that in effect immediately prior to the Change in Control;

(b)	the relocation of a Group 1 beneficiary’s work place for the Company to a location more than 25 miles from the location of such Group 1 beneficiary’s work place prior to the Change in Control;

(c)	the assignment of responsibilities and duties that are not the Substantive Functional Equivalent of the position which the Group 1 beneficiary occupied immediately preceding the Change in Control; or

(d)	any material breach by the Company of the terms of this Plan which is not cured within 10 days of written notice.

“Equity Compensation Award” shall mean any award of stock options, restricted stock, restricted stock units, stock appreciation rights or such other equity compensation award held by a Designated Beneficiary granted under an equity compensation plan of the Company, including, without limitation, the Company’s 1996 Equity Incentive Plan, its 2004 Equity Incentive Plan and any equity compensation award assumed by the Company in prior acquisitions.

“Substantive Functional Equivalent” means an employment position occupied by a Group 1 beneficiary after the Change in Control that:

(a)	is in a substantive area of competence (such as, accounting; engineering management; executive management; finance; human resources; marketing, sales and service; operations and manufacturing; etc.) that is consistent with such Group 1 beneficiary’s experience;

(b)	requires a Group 1 beneficiary to serve in a role and perform duties that are functionally equivalent to those performed by the Group 1 beneficiary prior to the Change in Control,

(c)	does not otherwise constitute a material, adverse change in the Group 1 beneficiary’s responsibilities or duties, as measured against the Group 1 beneficiary’s responsibilities or duties prior to the Change in Control, in each case, causing it to be of materially lesser rank or responsibility.

Notwithstanding the foregoing, any change in role, responsibilities or duties that is solely attributable to the change in the Company’s status from that of an independent company to that of a subsidiary of the newly controlling entity shall not constitute a change in role, responsibilities or duties for purposes of claims (b) or (c) above.

4.     Adjustment of Excess Parachute Payments to a Designated Beneficiary.

If (1) benefits that accrue to a Designated Beneficiary under this Plan are characterized as excess parachute payments pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), and (2) the Designated Beneficiary thereby would be subject to any United States federal excise tax due to that characterization, then (3) the Designated Beneficiary may elect, in the Designated Beneficiary’s sole discretion, to reduce the benefits that accrue under this Agreement or to have any portion of an applicable Equity Compensation Award not vest in order to avoid any “excess parachute payment” under Section 28OG(b)(1) of the Code.

5.     No Employment Agreement.

This Plan does not obligate the Company to continue to employ a Designated Beneficiary for any specific period of time, or in any specific role or geographic location. Subject to the terms of any applicable written employment agreement between Company and a Designated Beneficiary, the Company may assign a Designated Beneficiary to other duties, and either the Company or Designated Beneficiary may terminate Designated Beneficiary’s employment at any time for any reason.

6.     Release of Claims.

The Company may condition the benefits described provided under this Plan upon the delivery by the Designated Beneficiary of a signed release of claims in a form reasonably satisfactory to the Company.

7.     Deductions and Withholding.

The Company may withhold or require payment of all federal, state, and/or local taxes which the Company determines are required to be withheld in accordance with applicable statutes and/or regulations from time to time in effect.

8.     Governing Law.

This Plan shall be subject to, and governed by, the laws of the State of California applicable to agreements made and to be performed entirely therein.

9.     Amendment or Termination.

This Plan may be amended or terminated by the Board of Directors prior to a Change in Control. Notwithstanding the foregoing, no amendment or termination of this Plan shall reduce any Designated Beneficiary’s rights or benefits that have accrued and become payable under this Plan before such amendment or termination. If the Plan is subject to Code Section 409A, any termination of the Plan by the Company pursuant to this Section 8 shall be subject to, and in accordance with, the applicable requirements and limitations of Treas. Reg. §1.409A-3 (j)(4)(ix).

10.     Six-Month Delay.

To the extent that (i) any payments to which the Designated Beneficiary becomes entitled under this Plan in connection with a separation from service constitute nonqualified deferred compensation subject to Code Section 409A, and (ii) the Designated Beneficiary is deemed at the time of the separation from service to be a specified employee (as such term is defined in Treas. Reg. § 1.409A-1(i)), then such payment or payments shall not be made or commence until the earlier of (A) the expiration of the six-month period measured from the date of the Designated Beneficiary’s separation from service with the Company, or (B) the Designated Beneficiary’s date of death following such separation from service; provided, however, that such delay shall only be effected to the extent required to avoid adverse tax treatment to the Designated Beneficiary, including (without limitation) the additional twenty percent (20%) tax for which the Designated Beneficiary would otherwise be liable under Section 409A(a)(l)(B) in the absence of such delay. Upon the expiration of the applicable delay period, any payments which would have otherwise been made during that period in the absence of this paragraph shall be paid to the Designated Beneficiary or his or her beneficiary.

11.     Interpretation and Construction.

The provisions of this Plan are intended to comply with the provisions of Code Section 409A. If any provision of this Plan is subject to more than one interpretation or construction, such ambiguity shall be resolved in favor of that interpretation or construction which is consistent with such provisions not being subject to the provisions of Section 409A.

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